Exhibit 3.5.2

ARTICLES OF AMENDMENT
OF
Seaspan (Asia) Corporation

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

NON RESIDENT	The original of this Document was filed in accordance with section 5 of the Business Corporations Act on

January 25, 2010

Deputy Registrar

Reg. No. 38579

ARTICLES OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

Seaspan (Asia) Corporation

UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

I, John C. Hsu, the Sole Director of Seaspan (Asia) Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation hereby certify:

1.	The name of the Corporation is: Seaspan (Asia) Corporation.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 16th day of December 2009.

3.	The Articles of Incorporation of the Corporation be amended in the following manner:-

D.	The aggregate number of shares of stock that the Corporation is authorised to issue is 500 registered shares with a par value of US One Cent (US$0.01) per share and 1,000,000,000 registered shares with a par value of US One Dollar (US$1) per share.

4.	The amendments to the Articles of Incorporation were authorised by written consent of the sole shareholder entitled to vote thereon.

IN WITNESS whereof I have executed these Articles of Amendment on this 25th day of January 2010.

/s/ John C. Hsu
Authorised Person
John C. Hsu
Sole Director